EXHIBIT 99.1
News
For Immediate Release April 24, 2008	Contact: Rick Honey (212) 878-1831

MINERALS TECHNOLOGIES INC. REPORTS FIRST QUARTER
DILUTED EARNINGS PER SHARE FROM CONTINUING OPERATIONS
OF $0.88 ON SALES OF $277.5 MILLION

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Company Realizes Positive Impact on Earnings from 2007 Restructuring
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Company Also Declares Dividend of $0.05 per Share on its Common Stock
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NEW YORK, April 24 -- Minerals Technologies Inc. (NYSE: MTX) today reported first quarter diluted earnings per common share of $0.88 from continuing operations, a 35-percent increase from the $0.65 reported in the first quarter of 2007. The company also recorded income of $0.02 per share from discontinued operations in the quarter compared with a loss of $0.09 in the prior year. Net income for the quarter was $17.2 million, which was 59 percent higher than the $10.8 million reported in the same period a year ago.

     Worldwide sales were $277.5 million, a 5-percent increase from the $265.5 million reported in the first quarter of 2007. Return on Capital for the first quarter was 8.4 percent compared to the 5.4 percent recorded in the first quarter of 2007. Income from operations was $27.1 million, a 20-percent increase over the $22.7 million reported last year.

     "Our first quarter results reflected benefits derived from the restructuring of our operations in the third quarter of 2007, improved performance in our refractory operations in North America, increased selling prices that offset volume declines, and the favorable effects of foreign currency," said Joseph C. Muscari, chairman and chief executive officer. "We had estimated that annual savings from the restructuring would be between $15 million to $20 million, and, as of today, we are on track to achieve those savings."

     Mr. Muscari added that the company experienced a negative impact in its Processed Minerals operations as a result of further declines in the residential housing market.

     Sales in the Specialty Minerals segment, which includes the company's Precipitated Calcium Carbonate (PCC) and Processed Minerals product lines, increased 3 percent in the first quarter of 2008 to $180.8 million from $176.0 million in the same period of 2007. Income from operations in this segment increased 15 percent to $18.4 million from $16.0 million in the same period last year.

     Worldwide sales of PCC grew 3 percent to $153.2 million from $148.6 million in the first quarter of 2007, and Paper PCC sales increased 3 percent to $137.9 million from $133.6 million in the prior year. Sales growth was attributable to the favorable impact of foreign exchange and increased selling prices, which more than offset volume declines of 4 percent due to paper mill and paper machine shutdowns that occurred in the past year. Sales of Specialty PCC were $15.3 million, a 2-percent increase over the $15.0 million recorded in the same period of 2007.

     Worldwide sales of Processed Minerals products increased 1 percent in the first quarter to $27.6 million from $27.4 million in the prior year. This product line has been affected by further declines in the residential and commercial construction markets, which were more than offset by price increases.

     Sales in the Refractories segment, the products of which are used primarily in the steel industry, increased 8 percent in the first quarter to $96.7 million from $89.5 million in the same period of 2007. Foreign exchange had a favorable impact on sales of $5.5 million or 6 percentage points of sales growth. Income from operations for the Refractories segment was $8.8 million, a 31-percent increase over the $6.7 million for the same period in the prior year. This increase was attributable to an improved performance in refractory products in North America, increased profitability in the metallurgical product line, benefits from the restructuring program and the favorable effects of foreign currency.

     Sales of refractory products and systems for steel and other industrial applications increased 11 percent in the first quarter to $79.1 million from $71.5 million last year. This increase was primarily attributable to further price increases initiated to offset the higher costs of raw materials and foreign exchange.

     "Throughout 2008, we will continue to focus on our newly defined strategies and the company's core competencies," said Mr. Muscari. "We will strive to achieve our near-term goal of Return on Capital greater than our cost of capital as quickly as possible, which will drive improved shareholder value. The key areas we will focus on will be customers, operational excellence, safety performance, expense reduction and technology and innovation. We are now executing these newly defined strategies that we believe will take the company to a higher level of overall performance. In light of that, however, we remain cautious. As the year progresses we will face higher energy and raw material costs and we will continue to face global economic uncertainties."

     The company also declared a regular quarterly dividend of $0.05 per share on its common stock. The dividend is payable on June 6, 2008 to stockholders of record on May 23, 2008.

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Minerals Technologies will sponsor a conference call tomorrow, April 25, at 11 a.m. EST. The conference call will be broadcast live on the company web site, which can be found at www.mineralstech.com.
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This press release may contain forward-looking statements, which describe or are based on current expectations; in particular, statements of anticipated changes in the business environment in which the company operates and in the company's future operating results. Actual results may differ materially from these expectations. In addition, any statements that are not historical fact (including statements containing the words "believes," "plans," "anticipates," "expects," "estimates," and similar expressions) should also be considered to be forward-looking statements. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this document should be evaluated together with the many uncertainties that affect our businesses, particularly those mentioned in the risk factors and other cautionary statements in our 2007 Annual Report on Form 10-K and in our other reports filed with the Securities and Exchange Commission.
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CONSOLIDATED STATEMENTS OF INCOME MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES (in thousands, except per share data) (unaudited)
	First Quarter		% Growth
	2008	2007	Prior Year

Net sales	$277,520	$265,483	5%

Cost of goods sold	216,785	208,963	4%

Production margin	60,735	56,520	7%

Marketing and administrative expenses	26,040	26,899	(3)%
Research and development expenses	6,120	6,928	(12)%
Restructuring and other charges	1,432	0	*

Income from operations	27,143	22,693	20%

Non-operating income (deductions) - net	(1,514)	(2,679)	(43)%

Income before provision for taxes on income, minority interests and discontinued operations	25,629	20,014	28%

Provision for taxes on income	7,945	6,563	21%

Minority interests	853	848	1%

Income from continuing operations	16,831	12,603	34%

Income (loss) from discontinued operations, net of tax	376	(1,782)	(121)%

Net income	$17,207	$10,821	59%

Weighted average number of common
shares outstanding:
Basic	19,076	19,046

Diluted	19,179	19,241

Earnings (loss) per share:

Basic:
Income (loss) from continuing operations	$0.88	$0.66	33%
Income (loss) from discontinued operations	0.02	(0.09)	(122)%
Net income (loss)	$0.90	$0.57	58%

Diluted:
Income (loss) from continuing operations	$0.88	$0.65	35%
Income (loss) from discontinued operations	0.02	(0.09)	(122)%
Net income (loss)	$0.90	$0.56	61%

Cash dividends declared per common share	$0.05	$0.05

* Percentage not meaningful

MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES NOTES TO CONSOLIDATED STATEMENTS OF INCOME

1) For the periods ended March 30, 2008 and April 1, 2007.

2)  Sales increased 3% in the United States in the first quarter of 2008 as compared with first quarter 2007. International sales increased 7% in the first quarter of 2008 as compared with first quarter 2007.

3)  In the third quarter of 2007, the Company initiated a plan to realign its operations as a result of an in-depth strategic review of its operations. Additional restructuring charges recorded in the first quarter of 2008 associated with this realignment were as follows (millions of dollars):

	First Quarter

Restructuring and other costs
Severance and other employee benefits	$0.9
Other exit costs	0.5
	$1.4

4)  During the fourth quarter of 2007, the Company exited its Synsil® Products product line and reclassified such operations as discontinued. In addition, the Company reclassified to discontinued operations its two Midwest plants located in Mt. Vernon, Indiana and Wellsville, Ohio. All assets are classified as held for disposal as of March 30, 2008 and December 31, 2007.

The following table details selected financial information for the businesses included within discontinued operations in the Consolidated Statements of Income (millions of dollars):
	First Quarter
	2008	2007
Net sales	$6.3	$8.1

Production margin	0.7	(1.6)

Total expenses	0.2	1.2
Restructuring charges (reversals)	(0.1)	0.0

Income (loss) from operations	0.6	(2.8)

Income (loss) from discontinued operations, net of tax	$0.4	$(1.8)

5) The following table reflects the components of non-operating income and deductions (millions of dollars):
	First Quarter
	2008	2007
Interest income	$1.1	$0.5
Interest expense	(1.5)	(2.7)
Foreign exchange gains (losses)	(0.8)	(0.3)
Other deductions	(0.3)	(0.2)
Non-operating deductions, net	$(1.5)	$(2.7)

6)  The analyst conference call to discuss operating results for the first quarter is scheduled for Friday, April 25, 2008 at 11:00 a.m. and will be broadcast over the Company's website (www.mineralstech.com). The broadcast will remain on the Company's website for no less than one year.

SUPPLEMENTARY DATA MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES (millions of dollars) (unaudited)

	First Quarter		% Growth
SALES DATA	2008	2007	Prior Year

United States	$148.5	$144.8	3%
International	129.0	120.7	7%
Net Sales	$277.5	$265.5	5%

Paper PCC	$137.9	$133.6	3%
Specialty PCC	15.3	15.0	2%
PCC Products	$153.2	$148.6	3%

Talc	$9.2	$9.4	(2)%
Ground Calcium Carbonate	18.4	18.0	2%
Processed Minerals Products	$27.6	$27.4	1%

Specialty Minerals Segment	$180.8	$176.0	3%

Refractory products	$79.1	$71.5	11%
Metallurgical Products	17.6	18.0	(2)%
Refractories Segment	$96.7	$89.5	8%

Net Sales	$277.5	$265.5	5%

SEGMENT OPERATING INCOME DATA

Specialty Minerals Segment	$18.4	$16.0	15%

Refractories Segment	$8.8	$6.7	31%

Unallocated Corporate Expenses	$(0.1)	$0.0	*

Consolidated	$27.1	$22.7	20%

* percentage not meaningful

	MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES CONDENSED CONSOLIDATED BALANCE SHEETS

	ASSETS

	(In Thousands of Dollars)
		March 30,	December 31,
		2008*	2007**

	Current assets:
	Cash & cash equivalents	$126,799	$128,985
	Short-term investments	11,988	9,697
	Accounts receivable, net	208,950	180,868
	Inventories	119,498	103,373
	Prepaid expenses and other current assets	21,034	22,773
	Assets held for disposal	23,235	27,614
	Total current assets	511,504	473,310

	Property, plant and equipment	1,383,041	1,351,843
	Less accumulated depreciation	893,733	862,457
	Net property, plant & equipment	489,308	489,386

	Goodwill	71,268	71,964
	Prepaid pension costs	54,566	53,667
	Other assets and deferred charges	37,994	40,566

	Total assets	$1,164,640	$1,128,893

	LIABILITIES AND SHAREHOLDERS' EQUITY

	Current liabilities:
	Short-term debt	$22,513	$9,518
	Current maturities of long-term debt	12,265	7,210
	Accounts payable	71,967	66,084
	Restructuring liabilities	6,170	14,479
	Other current liabilities	67,367	65,057
	Liabilities of assets held for disposal-current	1,899	4,801
	Total current liabilities	182,181	167,149

	Long-term debt	101,221	111,006
	Other non-current liabilities	104,708	99,565
	Total liabilities	388,110	377,720

	Total shareholders' equity	776,530	751,173

	Total liabilities and shareholders' equity	$1,164,640	$1,128,893

*	Unaudited.
**	Condensed from audited financial statements.